Exhibit 99.1

Graymark Healthcare Reports First Quarter 2012 Financial Results

OKLAHOMA CITY, OK – May 15, 2012 – Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Overview

Net Revenues ($ in thousands)	Q1 12	Q1 11	Change%	Q4 11	Change%
Services (Sleep Diagnostics)	$3,376	$2,958	14%	$3,169	7%
Product Sales (Sleep Therapy)	986	1,246	-21%	1,245	-21%

Total	$4,362	$4,204	4%	$4,414	-1%

Volume	Q1 12	Q1 11	Change%	Q4 11	Change%
Sleeps	4,234	3,515	20%	4,101	3%
Set-ups	586	684	-14%	610	-4%
Conversion percentage	13.8%	19.5%	-29%	14.9%	-7%
Re-supply	4,060	2,380	71%	4,389	-7%

First Quarter 2012 Financial Results

Net revenues in the first quarter of 2012 increased 4% to $4.4 million, compared to $4.2 million in the first quarter of 2011 (as adjusted for the sale of Nocturna East Sleep Centers).

Net revenues from Graymark’s sleep diagnostics business increased 14% to $3.4 million, compared to $3.0 million in the year-ago quarter, which was the result of increased sleep study volumes. During the first quarter of 2012, the company continued to focus on increasing patient sleep study volumes by increasing both referral levels and conversion rates, maximizing the use of available capacity and compressing the elapsed time between referral receipt and rendering of service. As a result, sleep study volume increased 20% to 4,234 studies from 3,515 in the first quarter of 2011.

Net revenues from Graymark’s sleep therapy business decreased 21% to $1.0 million, compared to $1.2 million in the year-ago quarter. The decrease was due to a reduction in CPAP set-ups and patient mix fluctuations that resulted in lower reimbursement levels for both CPAP set-ups and re-supply shipments. In addition to the company’s customary quarterly shipments, during the third quarter of 2011 Graymark initiated monthly shipments, where permitted by payers, resulting in lower average revenues per shipment as monthly shipments are significantly smaller in dollar amount. Re-supply volume increased 71% to 4,060 packages shipped, compared to 2,380 shipped in the year-ago quarter.

Selling, general and administrative expenses increased 3% to $3.7 million, compared to $3.6 million in the year-ago quarter. The increase was primarily due to higher operating expenses in the company’s sleep diagnostic business due to added infrastructure to support anticipated new business in 2012.

Loss from continuing operations, net of taxes, in the first quarter of 2012 was $1.9 million, compared to a loss of $1.8 million in the year-ago quarter. Net loss attributable to Graymark was $1.9 million or $(0.13) per share in the first quarter of 2012, compared to a net loss of $1.8 million or $(0.25) per share in the year-ago quarter.

EBITDA from continuing operations in the first quarter of 2012 was a loss of $1.4 million, compared to a loss of $1.1 million in the year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).

On March 31, 2012, cash and cash equivalents totaled $1.9 million, compared to $4.9 million at December 31, 2011. Please note, the cash balance does not reflect $1.0 million currently held in an escrow account related to the sale of the company’s retail pharmacy business, which it anticipates receiving in June 2012, subject to offset for any potential indemnity claims. To date, the company has not received any notice related to possible indemnity claims.

First Quarter 2012Operational Highlights

•	Signed two new hospital contracts, bringing the net facility count to 101 (79 hospital or rural outreach facilities and 22 standalone diagnostic, treatment and therapy facilities).

Sleep Studies by Facility Type

	Q1 12		Q1 11		Q4 11
	Number	%	Number	%	Number	%
Free standing centers	2,472	58%	2,447	70%	2,337	57%
Hospital based	1,762	42%	1,068	30%	1,764	43%

Total sleep studies performed	4,234	100%	3,515	100%	4,101	100%

Management Commentary

“As anticipated, Graymark continued to make significant strides to improve our volume of sleep studies performed in the first quarter, as we posted a double-digit increase and our third consecutive quarter of year-over-year growth,” said Stanton Nelson, CEO of Graymark Healthcare. “These improvements originated from our proactive campaign in 2011 to centralize our verification of benefits and scheduling process. We also continued to consolidate the Atlanta and Dallas/Fort Worth markets with the opening of two new hospital locations during the quarter and four more subsequent to quarter’s end.

“As we look toward the rest of 2012, our focus will remain on driving sleep studies at our growing list of locations and increasing our conversion percentage. This will also include the further penetration of new and existing markets, as the lack of scale is the major roadblock in the execution of our growth strategy.

“Subsequent to the end of the quarter, however, we signed a non-binding letter of intent to combine with Foundation Healthcare, an owner and operator of 21 outpatient surgery centers and surgical hospitals in seven states. The proposed all-stock transaction would create a highly-scalable and profitable outpatient surgery and sleep center company, adding approximately $44 million to our annualized revenue base. We believe this transaction brings powerful synergies to our existing business, including the integration of centralized functions and provider-based billing, as well as leveraging our SG&A costs across a much larger organization. We expect the acquisition to be accretive and are thrilled at the opportunity to create a powerful platform in these highly fragmented and complementary industries.”

Conference Call

The company will host a conference call to discuss its first quarter 2012 financial results today (Tuesday, May 15, 2012) at 4:30 p.m. Eastern time.

Dial-in number: 1-888-846-5003

International: 1-480-629-9856

Conference ID#: 4536778

The conference call will be broadcast live at http://viavid.net/dce.aspx?sid=0000975D and available for replay via the Investors section of the company’s website at www.graymarkhealthcare.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available on the same day after 7:30p.m. Eastern time on the same day and until June 15, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4536778

About Graymark Healthcare

Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ:GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 105 sleep laboratories primarily in the Midwest, including standalone or IDTF facilities, therapy facilities, rural outreach hospital sites and urban hospital management agreements. For more information, visit www.graymarkhealthcare.com.

Reconciliation of Non-GAAP Financial Measures

Graymark is providing EBITDA from continuing operations information, which is defined as net income (loss) from continuing operations plus interest, taxes, depreciation and amortization expenses, as a complement to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Graymark Healthcare, Inc.

Reconciliation of Net Income to EBITDA From Continuing Operations

Three Months Ended March 31, 2012 and 2011

	2012	2011
Net Loss	$(1,974,551)	$(1,920,970)

(Income) Loss Discontinued Operations	32,401	150,969

Loss From Continuing Operations, net of taxes	(1,942,150)	(1,770,001)

EBITDA addbacks:

Interest	289,028	349,577

Taxes	3,498	3,498

Depreciation and amortization	271,699	279,939

Total EBITDA addbacks	564,225	633,014

EBITDA From Continuing Operations	(1,377,925)	(1,136,987)

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. These statements include, among others, statements regarding expected results for the remainder of 2012, the expected benefits and synergies from the proposed combination with Foundation Healthcare, and the expected impact of the proposed combination on Graymark’s results of operations. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the risk that the company is unable to execute its growth strategy, that a definitive agreement with respect to the proposed combination with Foundation Healthcare may not be reached, that the proposed combination may not be completed on the terms described in this release or at all, the possibility of not satisfying the closing conditions to complete the proposed combination, the ability of the company to successfully integrate the businesses following the closing of the proposed combination, and other risks and certainties enumerated and described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Graymark Healthcare, Inc.

Stanton Nelson

CEO

Tel 1-405-601-5390

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

GRMH@liolios.com

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Balance Sheets

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$1,893,466	$4,915,032
Accounts receivable, net of allowances for contractual adjustments and doubtful accounts of $3,227,224 and $3,100,612, respectively	3,397,280	3,095,447
Inventories	376,667	427,039
Current assets from discontinued operations	1,054,972	1,059,023
Other current assets	398,246	274,049

Total current assets	7,120,631	9,770,590

Property and equipment, net	3,366,620	2,935,992
Intangible assets, net	1,174,486	1,214,633
Goodwill	13,729,571	13,729,571
Other assets from discontinued operations	45,605	54,255
Other assets	275,662	280,289

Total assets	$25,712,575	$27,985,330

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$1,324,303	$782,367
Accrued liabilities	1,957,107	2,262,096
Current portion of long-term debt	2,225,045	2,071,597
Current liabilities from discontinued operations	600,942	723,274

Total current liabilities	6,107,397	5,839,334

Long-term debt, net of current portion	16,615,234	17,203,691
Other liabilities	117,282	117,282

Total liabilities	22,839,913	23,160,307
Equity:
Graymark Healthcare shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 15,070,634 issued and outstanding	1,507	1,507
Paid-in capital	40,103,113	40,080,923
Accumulated deficit	(37,043,483)	(35,113,386)

Total Graymark Healthcare shareholders’ equity	3,061,137	4,969,044
Noncontrolling interest	(188,475)	(144,021)

Total equity	2,872,662	4,825,023

Total liabilities and shareholders’ equity	$25,712,575	$27,985,330

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Statements of Operations

For the Three Months Ended March 31, 2012 and 2011

(Unaudited)

	2012	2011
Net Revenues:
Services	$3,376,796	$2,957,604
Product sales	986,071	1,246,377

	4,362,867	4,203,981

Cost of Services and Sales:
Cost of services	1,363,382	1,222,944
Cost of sales	395,112	408,696

	1,758,494	1,631,640

Gross Margin	2,604,373	2,572,341

Operating Expenses:
Selling, general and administrative	3,684,417	3,589,252
Bad debt expense	297,881	117,847
Depreciation and amortization	271,699	279,939

	4,253,997	3,987,038

Other (Expense):
Interest expense, net	(289,028)	(349,577)
Other expense	—	(2,229)

Net other (expense)	(289,028)	(351,806)

Income (loss) from continuing operations, before taxes	(1,938,652)	(1,766,503)
(Provision) benefit for income taxes	(3,498)	(3,498)

Income (loss) from continuing operations, net of taxes	(1,942,150)	(1,770,001)
Income (loss) from discontinued operations, net of taxes	(32,401)	(150,969)

Net income (loss)	(1,974,551)	(1,920,970)
Less: Net income (loss) attributable to noncontrolling interests	(44,454)	(84,704)

Net income (loss) attributable to Graymark Healthcare	$(1,930,097)	$(1,836,266)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.13)	$(0.23)
Income (loss) from discontinued operations	—	(0.02)

Net income (loss) per share	$(0.13)	$(0.25)

Weighted average number of common shares outstanding	15,070,634	7,238,403

Weighted average number of diluted shares outstanding	15,070,634	7,238,403